News Release Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, California 93309-0640	Phone (661) 616-3900 E-mail: ir@bry.com Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM'S SECOND QUARTER NET INCOME CLIMBS 65% TO $1.13 PER SHARE

Bakersfield, CA - August 9, 2005 - Berry Petroleum Company (NYSE:BRY) announced net income of $25.3 million, or $1.13 per diluted share, for the second quarter of 2005, up 65% from net income of $15.3 million, or $.68 per diluted share in the second quarter of 2004. Revenues rose to a record $92.7 million in the quarter, up 45% from $64.1 million in the second quarter of 2004. The Company's average daily production of 22,668 barrels of oil equivalent (BOE), which consists of 18,986 barrels of crude oil and 22.1 million cubic feet of natural gas, was a record and an increase of 12% over the 20,315 BOE achieved a year ago. The average realized sales price of $39.09 per BOE was up 37% from the $28.55 per BOE received in the second quarter of 2004.

For the six months ending June 30, 2005, Berry's net income was a record $47.8 million, or $2.13 per diluted share, up 87% from net income of $25.6 million, or $1.15 per diluted share for the six months ending June 30, 2004. Revenues were $181 million in the first six months of 2005, up 50% from $121 million in the first six months of 2004, according to Robert F. Heinemann, president and chief executive officer.

Mr. Heinemann continued, "Berry's excellent second quarter and first half earnings are a result of higher crude oil prices, increased production and successful execution of our strategies. For the six months ending June 30, 2005, Berry's average daily production of 22,359 BOE increased by 12% and our average realized sales price of $38.50 per BOE was up 43% from the first six months of 2004. The Company's increased natural gas production coupled with its electricity sales from Berry's existing cogeneration plants now allow us to benefit from higher natural gas prices. Also, as part of Berry's ongoing transformation to a more geographically and resource diverse company, in June 2005, the Company made an acquisition by securing interests in approximately 20,000 gross acres in the emerging Bakken light oil play in the Williston Basin in North Dakota. We anticipate closing on interests in another 100,000 gross acres in the area within the next 60 days. Our goal is to begin exploiting the acreage within the next six months with an industry partner."

Mr. Heinemann added, "The second half of 2005 will be very exciting for Berry as we appraise eight of our exploitation projects. In the Rockies, Berry will drill, or participate in two shallow Green River oil wells and one Mesaverde deep gas well at Lake Canyon, two Ferron gas wells and the initial wells of a coal bed methane pilot program at Coyote Flats and a Mesaverde deep gas well on a unit that includes a portion of our Bureau of Land Management acreage near Brundage Canyon. In the Mid-Continent, Berry will be involved in drilling several exploratory gas wells on the Tri-State acreage, and at least one exploratory deep Bakken oil well in North Dakota. Finally, in California we will begin an expansion of our diatomite pilot based on progressive positive results. We now have interests in approximately 800,000 gross acres in the Rockies and Mid-Continent for development and exploitation. We believe we will achieve our production target of 23,000 BOE per day in 2005, and are gaining confidence that in 2006 production will approach 25,000 BOE per day from our existing asset base without any positive impacts from the growth projects identified above. Our existing high quality producing assets will allow us to achieve strong growth next year, but clearly, any success on just one of these exploitation programs could set up significant additional development and add considerable value to Berry."

Net cash provided by operating activities was a record $66.2 million in the first six months of 2005, up 76% from $37.6 million in the same period in 2004. In the first six months of 2005, the Company invested $48.2 million in capital expenditures and $116 million in property acquisitions ($105 million on the Yuma County producing assets, $5 million on the Tri-State acreage, and $6 million on the North Dakota acreage). The Company is re-evaluating its current capital budget of $107 million for a possible increase for the remainder of 2005 in light of current crude oil and natural gas prices and the Company's significant opportunities.

- more -

Berry Petroleum Company News Release - August 9, 2005	Page of 2 of 4

Ralph J. Goehring, executive vice president and chief financial officer said, "Berry posted another excellent quarter supported by high crude prices and increasing production. Although our quarter-over-quarter production increased by 3% and was a record, we expect our third and fourth quarter production volumes to be up approximately another 1,000 BOE per day. In June 2005, the Company entered into crude oil hedges for approximately 10,000 barrels per day beginning January 1, 2006 and going through December 31, 2009 with a floor of $47.50 and a ceiling of $70.00 based on WTI crude oil futures prices. This action locks in significant revenues, cash flow, and, under normal operating conditions, earnings over the next four years such that we can develop our long-lived assets and pursue exploitation opportunities with improved confidence. Additionally, we have retained substantial upside to increasing crude oil prices." The Company's hedge position can be viewed at: www.bry.com/index.php?page=hedging.

Mr. Goehring continued, "Also, during the second quarter, the Company entered into a new $500 million five-year unsecured credit facility that will assist in lowering Berry's borrowing costs and  is generally more favorable to Berry as compared to the previous facility. At June 30, 2005 the Company had $125 million of borrowings under the facility, so we have significant financial capacity and flexibility to continue to grow Berry."

Teleconference Call
A conference call will be held Tuesday, August 9, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Dial 1-800-798-2884 to participate, using passcode 74596038. International callers may dial 617-614-2704. For a digital replay available until August 16, 2005, dial 1-888-286-8010 (passcode 72939905). Listen live or via replay on the Web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe Harbor
"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to: the timing and extent of changes in commodity prices for oil, gas and electricity; exploration, exploitation, drilling, development and operating risks; a limited marketplace for electricity sales within California; counterparty risk; acquisition risks; competition; environmental risks; litigation uncertainties; the availability of drilling rigs and other support services; pipeline capacity constraints; legislative and/or judicial decisions and other government or Tribal regulations.

- more -

Berry Petroleum Company News Release - August 9, 2005	Page of 3 of 4
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)
	Three Months		Six Months
	6/30/05	6/30/04	6/30/05	6/30/04
Revenues
Sales of oil and gas	$80,825	$52,755	$156,196	$97,960
Sales of electricity	11,514	11,291	23,970	23,225
Interest and other income, net	350	90	518	293
Total	92,689	64,136	180,684	121,478
Expenses
Operating costs - oil & gas production	26,374	19,451	49,781	36,677
Operating costs - electricity generation	10,923	10,590	24,281	22,993
Exploration costs	225	-	786	-
Depreciation, depletion & amortization - oil & gas	9,461	7,643	17,988	13,997
Depreciation, depletion & amortization - electricity	839	861	1,611	1,716
General and administrative	5,204	4,844	10,023	11,744
Dry hole, abandonment & impairment	601	-	2,622	-
Interest	1,740	534	2,902	1,064
Total	55,367	43,923	109,994	88,191

Income before income taxes	37,322	20,213	70,690	33,287
Provision for income taxes	12,062	4,935	22,925	7,644

Net income	$25,260	$15,278	$47,765	$25,643

Basic net income per share	$1.14	$.70	$2.17	$1.17
Diluted net income per share	$1.13	$.68	$2.13	$1.15
Cash dividends per share	$.12	$.11	$.24	$.22

Weighted average capital stock outstanding:
Basic	22,067	21,873	22,024	21,845
Diluted	22,451	22,416	22,464	22,337

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	6/30/05	12/31/04
Assets
Current assets	$82,037	$61,001
Properties, buildings & equipment, net	487,220	338,706
Other assets & deposits	6,052	12,397
	$575,309	$412,104
Liabilities & Shareholders' Equity
Current liabilities	$91,246	$64,841
Deferred income taxes	53,588	47,963
Long-term debt	125,000	28,000
Other long-term liabilities	19,285	8,214
Shareholders'equity	286,190	263,086
	$575,309	$412,104

- more -

Berry Petroleum Company News Release - August 9, 2005	Page of 4 of 4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Six Months Ended
	6/30/05	6/30/04
Cash flows from operating activities:
Net income	$47,765	$25,643
Depreciation, depletion & amortization (DD&A)	19,599	15,713
Deferred income taxes	10,064	6,142
Stock-based compensation expense	969	2,808
Other, net	194	528
Net changes in operating assets and liabilities	(12,400)	(13,201)

Net cash provided by operating activities	66,191	37,633

Net cash used in investing activities	(164,221)	(31,838)
Net cash provided by (used in) financing activities	90,901	(4,646)

Net (decrease) increase in cash and cash equivalents	(7,129)	1,149

Cash and cash equivalents at beginning of year	16,690	10,658

Cash and cash equivalents at end of period	$9,561	$11,807

COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended			Six Months Ended
	6/30/05	6/30/04	Change	6/30/05	6/30/04	Change
Oil and gas:
Net production-BOE per day	22,668	20,315	+12%	22,359	19,949	+12%
Per BOE:
Average sales price before hedging	$43.41	$30.83	+41%	$42.21	$29.46	+43%
Average sales price after hedging	39.09	28.55	+37%	38.50	27.00	+43%

Operating costs	12.79	10.52	+22%	12.30	10.10	+22%
DD & A	4.59	4.13	+11%	4.44	3.86	+15%
General & administrative expenses	2.52	2.62	-4%	2.48	3.23	-23%
Interest expense	$.84	$.29	+190%	$.72	$.29	+148%

Electricity:
Electric power produced -
Megawatt hours/day	1,897	2,045	-7%	2,006	2,118	-5%
Electric power sold -
Megawatt hours/day	1,702	1,843	-8%	1,810	1,900	-5%
Average sales price - $/MWh	$74.52	$67.51	+10%	$71.55	$67.34	+6%
Fuel gas cost - $/MMBtu	$6.15	$5.44	+13%	$5.94	$5.26	+13%

# # #